UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

VERSANT MEDIA GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FILED APRIL 23, 2026
RELATING TO THE 2026 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 25, 2026
On April 23, 2026, Versant Media Group, Inc., a Pennsylvania corporation (“Versant” or the “Company”), made available a definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) in connection with its 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 25, 2026, at 10:00 a.m. Eastern Time, via live webcast on the internet at www.virtualshareholdermeeting.com/VSNT2026. As previously disclosed in the Proxy Statement, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on April 14, 2026. This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.
Proposal Four (the “ESPP Proposal”) in the Proxy Statement requests that the Company’s shareholders approve the Versant Media Group, Inc. Employee Stock Purchase Plan (the “ESPP”), which the Board of Directors of the Company (the “Board”) adopted on April 20, 2026, subject to shareholder approval. As described in the Proxy Statement, the ESPP allows eligible employees to accumulate payroll deductions over designated offering periods that are used to purchase shares of the Company’s Class A common stock, and provides that, on each purchase date, the Company will make a matching contribution of fully vested shares of Class A common stock equal to one share for every three shares purchased by the participant on the applicable purchase date (or, alternatively, matching credits in an amount equal to $1 for every $3 contributed by the participant) (the “Matching Ratio”), in each case subject to such lesser amount as may be determined by the Compensation and Culture Committee of the Board (the “Committee”).
After making the Proxy Statement available to shareholders, and after further consideration of various factors, on June 11, 2026, the Board approved an amendment to the ESPP, which is attached as Appendix A to this Supplement (the “ESPP Amendment”), to reduce the maximum Matching Ratio. As revised by the ESPP Amendment, on each purchase date the Company will make a matching contribution of fully vested shares of Class A common stock equal to one share for every four shares purchased by the participant on the applicable purchase date (or, alternatively, matching credits in an amount equal to $1 for every $4 contributed by the participant), in each case subject to such lesser amount as may be determined by the Committee. If the ESPP Proposal, as revised by these supplemental materials, is approved by shareholders, the ESPP, as amended by the ESPP Amendment, will become effective. In all other respects, the terms of the ESPP Proposal and the ESPP remain unchanged from the description set forth in the Proxy Statement.
The ESPP Amendment does not change the aggregate number of shares of Class A common stock reserved for issuance under the ESPP, which remains 2,000,000 shares. As of April 14, 2026, the record date, the Company had 141,116,698 shares of Class A common stock outstanding. Accordingly, the potential dilution represented by the 2,000,000 shares reserved under the ESPP remains approximately 1.4% of the Company’s outstanding shares of Class A common stock as of the record date. Because the ESPP Amendment reduces the matching contribution that the Company will provide to participants, the Company expects the rate at which the shares reserved under the ESPP are utilized to decrease relative to the original Matching Ratio.
As described in the Proxy Statement, non-employee directors as well as employees who are, or who would be immediately, after a purchase of shares, subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, are not eligible to participate in the ESPP. Accordingly, the Company’s executive officers and directors are not eligible to receive awards under the ESPP.
The Board recommends that you vote “FOR” the approval of the ESPP
Proposal, as revised by this Supplement.
As an owner of Versant, your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares if you have not already done so. If you have already voted your shares and do not wish to change your vote, then no further action is necessary. Approval of the ESPP Proposal requires the favorable vote of a majority of the votes cast. Only votes “FOR” or “AGAINST” the ESPP proposal count for voting purposes on the ESPP Proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the instructions set forth in the Proxy Statement under “Other Information—Revoking a Proxy.”
This Supplement is being released on or about June 11, 2026, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2026: A COPY OF THE PROXY STATEMENT, THIS SUPPLEMENT, THE PROXY CARD AND THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.PROXYVOTE.COM.

Appendix A

AMENDMENT NO. 1 TO
VERSANT MEDIA GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
WHEREAS, Versant Media Group, Inc., a Pennsylvania corporation (the “Company”) previously authorized, approved and adopted the Versant Media Group, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to approval by the Company’s shareholders of the same; and
WHEREAS, pursuant to Section 14(a) of the ESPP, the Board may amend the ESPP from time to time in any respect.
NOW, THEREFORE, pursuant to its authority under Section 14(a) of the ESPP, the Board hereby amends the ESPP as follows, effective upon approval of the ESPP by the shareholders of the Company:

1.Section 6(a)(ii) of the ESPP is hereby amended and restated in its entirety to read as follows:
“Match Award. On each Purchase Date, the Company shall make a contribution of Shares to each Participant’s Account (a “Match Award”) equal to one-fourth of the number of Shares purchased on behalf of such Participant through this Plan on such Purchase Date (or such lesser number as may be approved by the Committee) (the “Matching Ratio”). The Committee shall determine the method by which the Match Award will be administered for any Offering Period, Eligible Employer, or jurisdiction (each, the “Match Method”), which may be: (i) delivery of additional Shares (“Match Shares”) equal to the Matching Ratio multiplied by the number of Shares purchased by the Participant on the Purchase Date; or (ii) a cash credit to the Participant’s Account equal to the Matching Ratio multiplied by the dollar amount of the Participant’s Payroll Deductions actually applied to purchase Shares on the Purchase Date (“Matching Dollars”). If the application of the Matching Ratio would result in a Match Award of a Fractional Share, such will be notionally allocated to the Participant, to be aggregated with other notional Fractional Shares on future Purchase Dates. Such Company contributed Shares may be purchased on the open market by the Company or issued from authorized but unissued shares or treasury shares. In accordance with the provisions of the Plan, the Company shall be permitted to issue such Shares net of applicable taxes.”
2.All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the ESPP. Except as expressly amended hereby, the ESPP shall remain in full force and effect in accordance with its terms.